CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
USMART MOBILE DEVICE INC.

USmart Mobile Device Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation adopted a resolution on April 18, 2015 setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that Certificate of Incorporation of the Corporation be amended by changing Article First thereof so that, as amended, said Article shall read as follows:

                The name of the corporation is Eagle Mountain Corporation (hereinafter the “Corporation”).

SECOND: The aforesaid amendment was duly adopted by the Board in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

FOURTH: This Certificate of Amendment of Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Ronald Cormick, its Chief Executive Officer, this 23rd day of April, 2015

USMART MOBILE DEVICE INC.

By:	/s/Ronald Cormick
Name:	Ronald Cormick
Title:	Chief Executive Officer